Merrill Lynch Investment Partners Inc.

[PHOTO]

ML Principal
Protection L.P.


Monthly Statement April 1998
----------------------------

[LOGO] Merrill Lynch

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                         ML Principal Protection L.P.


The Net Asset Value ("NAV") of ML Principal Protection L.P. (the "Fund") decreased during April. Please see the accompanying summary financial information for the NAV of your series of Units.

                        ------------------------------

Effective May 1, 1998, the Fund is allocating 85% of its assets to trading for series with a 5 year Time Horizon.

                        ------------------------------

Effective May 1, 1998, Millburn Ridgefield Corporation is managing the 5.82% of the Fund's assets allocated to it as if Millburn were managing 50% more equity than that allocation.

                        ------------------------------

As planned, effective March 31, 1998, the Fund paid the annual fixed-rate distribution to all Series C and G Unitholders in the amount of $3.50. The April 1, 1998 NAVs of Series C and G Units are reduced by the amount of these distributions.

                        ------------------------------

                               1998 Year-to-Date
                         Gross Total Trading Results*
                               Through April 30

Agriculture                                                         $   481,374
Currencies                                                             (390,107)
Energy                                                               (1,510,729)
Financial Instruments                                                  (296,914)
Metals                                                                 (541,935)
Stock Indices                                                           234,103
                                                                    ------------
Total                                                               $(2,024,208)

* Before deduction of any fees and charges

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

FOR THE EXCLUSIVE USE OF INVESTORS IN ML PRINCIPAL PROTECTION L.P. THIS MONTHLY REPORT IS NOT AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. AN OFFER CAN ONLY BE MADE BY A CURRENT PROSPECTUS, AS SUPPLEMENTED, TOGETHER WITH SUMMARY FINANCIAL INFORMATION FOR THE FUND CURRENT WITHIN 60 DAYS. THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT RISK FACTORS, PERFORMANCE AND OTHER ASPECTS OF THE FUND AND MUST BE READ CAREFULLY BEFORE INVESTING. FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

THIS MONTHLY REPORT MUST NOT BE REPRODUCED OR DISTRIBUTED IN ANY MANNER.

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

                         ML Principal Protection L.P.
                                April 30, 1998
                             Statement of Changes
                              in Net Asset Value

Net Asset Value (953,356.13 Units) at
  March 31, 1998                                                  $101,054,449
Additions of 83,246.49 Units                                         8,324,649
Net Income/(Loss) for April 1998                                    (2,136,104)
Redemptions of 16,999.52 Units                                      (1,801,610)
Distribution - Series C Units                                         (122,679)
Distribution - Series G Units                                         (168,025)
                                                                  -------------
Net Asset Value (1,019,603.10 Units) at
  March 31, 1998                                                  $105,150,680
                                                                  =============
Net Asset Value at March 31, 1998
     Series A Units                                               $     111.46*
                                                                  =============
     Series B Units                                               $     106.98*
                                                                  =============
     Series C Units                                               $     102.55*
                                                                  =============
     Series D Units                                               $     107.74*
                                                                  =============
     Series E Units                                               $     107.20*
                                                                  =============
     Series F Units                                               $     102.21*
                                                                  =============
     Series G Units                                               $     100.95*
                                                                  =============
     Series H Units                                               $     104.49*
                                                                  =============
     Series K Units                                               $     102.00
                                                                  =============
     Series L Units                                               $      99.38
                                                                  =============
     Series M Units                                               $     100.88
                                                                  =============
     Series N Units                                               $      97.30
                                                                  =============
     Series O Units                                               $      97.70
                                                                  =============

* The Net Asset Value Per Unit does not include the annual distributions paid to Unitholders.
================================================================================
                          Statement of Income/(Loss)

                                                                     April
                                                                     -----

Revenues:
  Realized Profit/(Loss)                                          $(1,348,535)
  Change in Unrealized Profit/(Loss)                                 (781,261)
                                                                  ------------
Total Trading Results                                              (2,129,796)
  Interest Income                                                     491,439
                                                                  ------------
Total Revenues                                                     (1,638,357)

Expenses:
  Brokerage Commissions                                               524,684
  Administrative Fees                                                  14,991
  Allocation of New Profit Share                                      (16,739)
                                                                  ------------
Total Expenses                                                        522,936
                                                                  ------------
Net Income/(Loss) Before Minority Interest                         (2,161,293)
                                                                  ------------
  Minority Interest                                                    25,189
                                                                  ------------
Net Income/(Loss)                                                 $(2,136,104)
                                                                  ============

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To the best of the knowledge and belief of the undersigned the information contained in this report is accurate and complete.

                             /s/ John R. Frawley, Jr.
                             John R. Frawley, Jr.
                             President & Chief Executive Officer
                             Merrill Lynch Investment Partners Inc.

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

Please notify the following of any address changes:

Merrill Lynch Investment Partners Inc.
Merrill Lynch World Headquarters
South Tower
World Financial Center
New York, New York 10080-6106
1-800-765-0995

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